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       Exhibit 99.1



            IMPORTANT FACTORS REGARDING FORWARD - LOOKING STATEMENTS
            --------------------------------------------------------

                 The Company may occasionally make forward-looking statements and estimates, such as forecasts and projections of the Company's future performance or statements of management's plans and objectives. These forward-looking statements may be contained in SEC filings, Annual Reports to Stockholders, press releases and oral statements, among others, made by the Company. Actual results could differ materially from those in such forward-looking statements. Therefore, no assurances can be given that the results in such forward-looking statements will be achieved. Important factors that could cause the Company's actual results to differ from those contained in such forward-looking statements include, among other matters, the factors mentioned below.

       Acquisition Strategy; Management of Growth
       ------------------------------------------

                 One of the Company's key objectives is to continue to acquire diagnostic imaging centers and temporary healthcare staffing businesses and integrate them into the Company's operations. Successfully accomplishing this goal depends upon a number of factors, including the Company's ability to find suitable acquisition candidates, negotiate acquisitions on acceptable terms, obtain necessary financing on acceptable terms, retain key personnel of the acquired entities, hire and train other competent managers, and effectively and profitably integrate the operations of the acquired businesses into the Company's existing operations. The process of integrating acquired businesses may require a significant amount of resources and management attention which will temporarily detract from attention to the day-to-day business of the Company and may be prolonged due to unforeseen circumstances.The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and controls, and to attract, retain, motivate and manage employees effectively. The failure of the Company to manage growth in its business effectively would have a material adverse effect on its results of operations. Future acquisitions may be financed through the incurrence of additional indebtedness or the issuance of equity securities. The issuance by the Company of additional Common Stock in connection with acquisitions could be dilutive to Company stockholders. Competition for suitable acquisition candidates is expected to be intense and, in addition to local hospital and physician groups, to include regional and national diagnostic imaging service companies, regional and national staffing companies and other medical services companies, many of which have greater financial resources than the Company.

       Development of New Centers
       --------------------------

                 Although the primary focus of the Company's growth strategy is on acquisitions of existing centers rather than developing new centers, the Company may also, from time to time, pursue the development of new centers. Developing new centers entails the same risks as establishing a new business. The likelihood of success of a newly developed center must therefore be considered in light of the initial development and operating complexities, expenses, difficulties, and delays frequently encountered by a new

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       business and the competitive environment in which the new business will operate. In addition, new centers may incur significant operating losses during their initial operations which could materially adversely affect the Company's operating results and financial condition.

       Limitations and Delays in Reimbursement
       ---------------------------------------

                 Third-party payors, including Medicare, Medicaid, managed care/HMO providers and certain commercial payors have taken extensive steps to contain or reduce the costs of healthcare. In certain areas, the payors are subject to regulations which limit the amount of payments. Discussions within the Federal government regarding national healthcare reform are emphasizing containment of healthcare costs. In addition, certain managed care organizations have negotiated capitated payment arrangements for imaging services. Under capitation, diagnostic imaging service providers are compensated using a fixed rate per member of the managed care organization regardless of the total cost of rendering diagnostic services to the members. Services provided under these contracts are expected to become an increasingly significant part of the Company's business. The inability of the Company to properly manage the administration of capitated contracts could materially adversely effect the Company. Although patients are ultimately responsible for payment for services rendered, substantially all of the Company's imaging centers' revenues are derived from third-party payors. Successful reduction of reimbursement amounts and rates, changes in services covered, delays or denials of reimbursement claims, negotiated or discounted pricing and other similar measures could materially adversely affect the Company's respective imaging centers' revenues, profitability and cash flow.

                 The Company's management believes that reimbursement rates will continue to decline due to factors such as the expansion of managed care providers and continued national healthcare reform efforts. The Company enters into contractual arrangements with managed care organizations which, due to the size of their membership, are able to command reduced rates for services. These agreements are expected to increase the number of procedures performed due to the additional referrals from these managed care arrangements. However, there can be no assurance that the increased volume of procedures associated with these contractual arrangements will offset the reduction in reimbursement rate per procedure.

                 In addition, a significant percentage of the Company's net service revenues from imaging centers are derived through physicians providing imaging services to patients involved in personal injury claims. Receivables relating to personal injury claims require more extensive documentation than other procedures. In addition, those individuals with obligations to the Company in excess of insurance coverage or those who do not have insurance coverage tend to delay payment until legal claims are resolved, which may result in significant collection delays. Due to the greater complexity in processing receivables relating to personal injury claims, as well as increased information requirements from third-party payors, such receivables typically require a longer period of time to collect compared to other receivables and, in the experience of the Company, incur a higher bad debt expense. The Company believes that providing imaging services to patients involved in personal injury claims is an attractive revenue source because of (i) the significantly higher reimbursement rates typically realized in such cases as compared to payors such as Medicare, Medicaid and managed care providers and (ii) this business enables the Company to maximize its equipment utilization and provides incremental cash flow to support fixed operating costs. Based on the Company's experience, the discounted present value of the anticipated net


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       revenue, per procedure, from personal injury cases generally exceeds that of all other payor sources, excluding commercial insurance companies. Therefore, the Company expects new centers which it has recently acquired and centers which it may acquire in the future to target actively such personal injury cases, which may increase such centers' bad debt expense levels. Significant delays in the collection or the inability to collect receivables relating to personal injury claims could have an adverse effect on the Company's diagnostic imaging operations.

       Restrictions Imposed by Government Regulation
       ---------------------------------------------

                 The healthcare industry is highly regulated. The ownership, construction, operation, expansion and acquisition of outpatient diagnostic imaging centers are subject to various federal and state laws, regulations and approvals concerning such matters as physician referrals, licensing of facilities and personnel, and Certificates of Need and other required certificates for certain types of healthcare facilities and major medical equipment. Among other penalties, violations of these laws can result in the shutdown of a company's facilities and loss of Medicare and Medicaid reimbursement for patient services. The Federal Anti-Kickback Act of 1977, as amended (the "Anti-Kickback Act") prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring Medicare or Medicaid patients or purchasing, leasing, ordering or arranging for any item or service that is covered by Medicare or Medicaid. The law provides several penalties for engaging in prohibited acts, including criminal sanctions and exclusion from the Medicare and Medicaid programs. Although the Company does not believe that it is operating in violation of this law, the scope of the law remains somewhat unclear and there is no assurance that the Company would prevail in its position. In addition, in 1991 and subsequently, the Office of the Inspector General of the Department of Health and Human Services promulgated "safe harbor" regulations specifying activities that will be protected from criminal and civil investigation and prosecution under the Anti-Kickback Act. The Office of the Inspector General has stated that failure to satisfy the conditions of an applicable "safe harbor" does not necessarily indicate that the arrangement in question violates the Anti-Kickback Act, but means that the arrangement is not among those that the "safe harbor" regulations protect from criminal and civil investigation and prosecution under that law. The finding of a violation must still be determined based upon the precise language of the Anti-Kickback Act.

                 The Federal Omnibus Budget Reconciliation Act of 1989, as amended by the Federal Omnibus Budget Reconciliation Act of 1993 contains provisions that, unless an exception applies, restrict physicians from making referrals to, among others, providers of MR and other radiological services for services to be rendered to Medicare or Medicaid patients in which the physicians have a "financial relationship" or an ownership interest or with which they have a compensation arrangement (the so-called "Stark Law"). The Stark Law provides exceptions for certain types of employment and contractual relationships. The Company believes that it is in compliance with the Stark Law, but there is no assurance that the Company will prevail in its position if challenged.

                 The State of Florida also enacted in 1992 an anti-kickback statute substantially similar in scope to the Anti-Kickback Act. Although the Company does not believe that it is operating in violation of this law, as with its Federal counterpart, the scope of the Florida law remains unclear and there is no assurance that the Company would prevail in its position.

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                 The States of Florida, Illinois, New Jersey, New York, Maryland
       and Pennsylvania in which the Company currently operates centers have enacted laws that restrict or prohibit physicians from referring patients to healthcare facilities in which such physicians have a financial interest. Although the Company does not believe that these laws will have a material adverse effect on its operations in these states, there is no assurance that these laws will not be interpreted or applied in such a way as to create such a material adverse effect, or that these states, or other states in which the Company does business, will not adopt similar or more restrictive laws or regulations that could have such a material adverse effect.

                 All states where the Company has imaging centers have enacted Certificate of Need laws to facilitate healthcare planning by placing limitations on the purchase of certain major medical equipment and certain other capital expenditures. These statutes, together with their implementing regulations, could limit the Company's ability to acquire new imaging facilities and imaging equipment or expand or replace its equipment at existing centers, and no assurances can be given that the required regulatory approvals for any future acquisitions, expansions or replacements will be granted to the Company.

                 The Company continues to review all aspects of its operations and believes that it complies in all material respects with applicable provisions of the Anti-Kickback Act, the Stark Law and applicable state laws governing fraud and abuse as well as licensing and certification, although because of the broad and sometimes vague nature of these laws and requirements, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these regulatory provisions. Further, there can be no assurance that new laws or regulations will not be enacted, or existing laws or regulations interpreted or applied in the future in such a way as to have a material adverse impact on the Company, or that Federal or state governments will not impose additional restrictions upon all or a portion of the Company's activities, which might adversely affect the Company's business.

       Corporate Practice Of Medicine And Fee Splitting
       ------------------------------------------------

                 The laws of many states prohibit unlicensed, non-physician-owned entities or corporations (such as the Company) from performing medical services or physicians from splitting fees with non-physicians. The Company does not believe that it engages in the unlawful practice of medicine or the delivery of medical services in any state where it is prohibited, and is not licensed to practice medicine in states which permit such licensure. Professional medical services, such as the interpretation of MRI scans, are separately provided by licensed interpreting physicians, as independent contractors, pursuant to agreements with the Company. The Company performs only administrative and technical services and does not exercise control over the practice of medicine by physicians or employ physicians to provide medical services. However, in many jurisdictions, the laws restricting the corporate practice of medicine and fee-splitting have been subject to limited judicial and regulatory interpretation and, therefore, there is no assurance that, upon review, some of the Company's activities would not be found to be in violation of such laws. If such a claim were successfully asserted against it, the Company could be subject to civil and criminal penalties and could be required to restructure its contractual relationships. In addition, certain provisions of its contracts with interpreting physicians, including the payment of fees and restrictive covenants could be held to be unenforceable. Such results or the inability of the Company to restructure its contractual relationships could have a material adverse effect upon the Company.


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       Potential Adverse Effect of Capitation Contracts
       ------------------------------------------------

                 Some third-party payors seek to provide incentives to reduce utilization of healthcare services by their enrollees by paying a fixed capitation fee to healthcare providers for patients covered by their plans or programs. Capitation contracts typically provide for payment to a healthcare provider of a fixed fee per month on a per member basis for certain designated healthcare procedures, without regard to the amount or scope of services actually rendered. Because the obligations to perform services are not related to the amount of the payments, it is possible that either the cost or the value of the services performed by the healthcare provider may significantly exceed the fees received, and there may be a significant period between the time the services are rendered and payment is received. Because the risk of loss is borne, at least in part, by the healthcare provider and not the third-party payor, it is possible that the healthcare provider may sustain a significant loss on the performance of services pursuant to a capitation contract. Approximately 2% of the Company's revenues in 1996 were derived from capitation contracts. While the Company carefully analyzes the potential risks of capitation arrangements, there can be no assurances that any capitation contracts which the Company is a party or which it may enter into in the future will not generate significant losses to the Company.

                 In addition, certain types of capitation agreements, may be deemed a form of risk contracting. Many states limit the extent to which any person that is not appropriately licensed in the state, can engage in risk contracting, which involves the assumption of a financial risk with respect to providing services to a patient. If the fees received by the Company are less than the cost of providing the services, the Company may be deemed to be acting as a de facto insurer. In some states, only certain entities, such as insurance companies, HMO providers and independent practice associations, are permitted to contract for the financial risk of patient care. In such states, risk contracting in certain cases has been deemed to be engaging in the business of insurance. The Company believes that it is not in violation of any restrictions on risk bearing or engaging in the business of insurance.
       If the Company is held to be unlawfully engaged in the business of insurance, such a finding could result in civil or criminal penalties or require the restructuring of some or all of the Company's operations, which could have a material adverse effect upon the Company's business.


       Significant Long-Term Debt, Including Capitalized Lease Obligations
       -------------------------------------------------------------------

                 The Company has significant outstanding debt, including capitalized lease obligations relating to equipment at its centers. The Company has financed the acquisition of substantially all of the diagnostic imaging equipment used at its centers (typically with terms ranging from five to seven years) from lenders and lessors, with the equipment and other assets serving as collateral for the loans. Substantially all of the Company's assets have been pledged as collateral for its capitalized lease obligations, as well as other indebtedness. In certain cases, the center leasing the equipment and the subsidiary which operates the center are the only obligors under the capitalized leases.
       A default under an equipment lease or certain other indebtedness of the Company could materially adversely affect the operations of the Company. See "Recent Developments."

       Competition; Reliance on Referrals
       ----------------------------------

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                 The outpatient diagnostic imaging industry is highly
       competitive. Competition focuses primarily on attracting physician referrals, including referrals through relationships with managed care organizations, at the local market level. The Company believes that principal competitors in each of its markets are hospitals and independent or management company owned imaging centers, some of which are owned with physician investors. Some of these competitors have greater financial and other resources than the Company. Principal competitive factors include facility location, type and quality of equipment, quality and timeliness of test results, ability to develop and maintain relationships with referring physicians, convenience of scheduling and availability of patient appointment times and the pricing of services. Competition for physician referrals can also be affected by the ownership or affiliation of competing centers or hospitals, with certain of the Company's competitors having historically derived a significant portion of their revenues from referrals by physicians who are also investors and have a financial interest in, or are otherwise affiliated with, the competing center or hospital. In addition, managed care has affected the availability of referrals by approving only a certain number of centers in a given geographic region. The competitive environment which the Company faces result in lower patient volume or an adverse change in payor mix.

                 The temporary healthcare staffing business is also very competitive. StarMed competes for clients' business with other providers of travel nurse temporary staffing and with other staffing companies that provide per diem staffing services. StarMed also competes for the limited number of available qualified staff. StarMed competes with several companies which are larger and may possess greater financial and other resources.

       Dependence on Qualified Interpreting Physicians
       -----------------------------------------------

                 The Company's strategy of maintaining the high quality of its services is dependent upon its ability to obtain and maintain arrangements with qualified interpreting physicians at each of its centers. No assurance can be given that the Company's contractual arrangements with interpreting physician groups at each of the Company's centers can be maintained on terms advantageous to the Company. No assurance can be given that the interpreting physicians with whom the Company has contracts will perform satisfactorily or continue to practice in the markets served by its imaging centers. In addition, with respect to the development of new centers, there can be no assurance that arrangements can be entered into with interpreting physicians on acceptable terms or that such physicians will be successful in such centers. The Company's success is significantly dependent on the ability of these physicians to attract patient referrals, thereby enabling the Company's centers to operate profitably. Agreements with interpreting physicians generally range from one to ten years and permit termination only for just cause. Many agreements prohibit the interpreting physician from performing professional interpreting services for a competitor within a defined geographic distance from the Company's center. The inability of these physicians to attract sufficient referrals, the termination of their agreements with the Company or the inability of the Company to enforce the restrictive covenants contained in the agreements could have a material adverse effect on the Company's financial condition and operating results, although the Company believes that there is a base of qualified interpreting physicians in each of its geographic areas of operations in the event an agreement with an interpreting physician is terminated.

       Technological Obsolescence
       --------------------------

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                 There have been rapid technological advancements made in the software and, to a lesser extent, hardware in the diagnostic imaging industry. Although the Company believes that its equipment can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make existing equipment technologically or economically obsolete. If such obsolescence were to occur, the Company may be compelled to acquire new equipment, which could have a material adverse effect on its earnings and cash flow. In addition, certain of the Company's centers compete against local centers which contain more advanced imaging equipment or provide additional modalities.

       Liability Claims and Insurance
       ------------------------------

                 Although the Company provides administrative, financial and technical services and is not engaged in the practice of medicine, the diagnostic imaging and temporary staffing businesses entail the risk of professional liability claims. The Company's exposure to such liability is reduced for its imaging centers because interpreting physicians are required to carry their own medical malpractice insurance. Similarly, the Company's nursing personnel perform services in accordance with treatments prescribed by third-party physicians or under hospital supervision. Nevertheless, the Company maintains general liability insurance and professional liability insurance for both its diagnostic imaging business and its temporary staffing business in amounts deemed adequate by management of the Company. Present claims against the Company are in excess of the Company's insurance coverage limits. Adverse determinations against the Company with respect to all such claims could have a material adverse effect on the Company's financial condition.

       Losses from Certain Centers
       ---------------------------

                 Certain centers of which the Company has acquired since January 1996 have generated losses. With respect to these centers, the Company has utilized, and, in most circumstances, will continue to utilize, working capital to fund the operations of such centers. The Company cannot determine if or when such centers will become profitable, or if or when the centers' will generate positive operating cash flows. In the event that the Company determines to close any such center, the Company would expect to incur a loss in connection with such closure.

       Certain Anti-Takeover Measures
       ------------------------------

                 Certain provisions of the Company's Certificate of Incorporation, as well as Delaware corporate law and the Company's Stockholder Rights Plan (the "Rights Plan"), may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. Such provisions also may adversely affect prevailing market prices for the Common Stock. Certain of such provisions allow the Company's Board of Directors to issue, without additional stockholder approval, preferred stock having rights senior to those of the Common Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed matter. In September 1996, the Company adopted the Rights Plan, pursuant to which holders of the Common Stock received a distribution of rights to purchase

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       additional shares of Common Stock, which rights become exercisable upon the occurrence of certain events. Although the Rights Plan was adopted by the Company to give its Board of Directors significantly more time to properly consider and to respond to an acquisition proposal, it could have the effect of discouraging or hindering an unsolicited offer to acquire the Company at effective valuations which are above the current market capitalization of the Company.



       91306.5

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